EX-99.d.3

Delaware Management Company
2005 Market Street
Philadelphia, PA 19103

April 29, 2016

Delaware Group Income Funds
2005 Market Street
Philadelphia, PA 19103

Re:	Expense Limitation

Ladies and Gentlemen:

By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, Delaware Management Company, a series of Delaware Management Business Trust (the “Manager”), agrees that in order to improve the performance of Delaware Extended Duration Bond Fund (the “Fund”), a series of Delaware Group Income Funds, the Manager shall waive all or a portion of its investment advisory fees and/or pay/reimburse expenses (excluding any 12b-1 fees, acquired fund fees and expenses, taxes, interest, short sale and dividend interest expenses, brokerage fees, certain insurance costs, and nonroutine expenses or costs, including, but not limited to, those relating to reorganizations, litigation, conducting shareholder meetings, and liquidations (collectively, “Excluded Expenses”)) in an aggregate amount equal to the amount by which the Fund’s total operating expenses (excluding any Excluded Expenses) exceed 0.71% of the Fund’s average daily net assets from April 30, 2016 through April 30, 2017 for all share classes other than Class R6 and 0.63% of the Fund’s Class R6 average daily net assets from April 30, 2016 through April 30, 2017. For purposes of this Agreement, Excluded Expenses may also include such additional costs and expenses as may be agreed upon from time to time by the Fund’s Board and the Manager.

The Manager acknowledges that it (1) shall not be entitled to collect on, or make a claim for, waived fees at any time in the future, and (2) shall not be entitled to collect on, or make a claim for, reimbursed Fund expenses at any time in the future.

Delaware Management Company, a series of
Delaware Management Business Trust

By:	/s/ Shawn K. Lytle
	Name:	Shawn K. Lytle
	Title:	President

Your signature below acknowledges acceptance of this Agreement:

Delaware Group Income Funds

By:	/s/ Shawn K. Lytle
	Name:	Shawn K. Lytle
	Title:	President & Chief Executive Officer
	Date:	April 29, 2016